CITIUS POWER LIMITED

SHAREHOLDERS AGREEMENT

March 1, 2008

CITIUS POWER LIMITED

SHAREHOLDERS AGREEMENT

This agreement (the “Agreement”) is entered into as of March 1, 2008 (the “Effective Date”) by and between:

1.
Citius Power Limited, a limited liability company incorporated under the laws of the Republic of Mauritius with a Category 1 Global Business Licence and having its registered office at c/o Matco Limited, Suite 137 2nd Floor, Harbour Front Building, President John Kennedy Street, Port Louis, Mauritius (the “Company”);

2.
Phoenix India Acquisition Corp., a Delaware corporation having its registered office at 590 Madison Avenue, 6th Floor, New York, NY 10022, USA (“PIAC,” which expression shall, unless inconsistent with the subject or context, be deemed to include its successors and permitted assigns); and

3.
The persons named in Schedule I hereto (hereinafter referred to collectively as the “Existing Shareholders” and individually as an “Existing Shareholder”), holding the Equity Shares in the Company set forth opposite each such Existing Shareholder’s name in Schedule I hereto.

The Company, PIAC and the Existing Shareholders are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

Unless the context otherwise requires, all capitalized terms used but not otherwise defined herein shall have the meanings set forth in Schedule II. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement. All other capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Subscription Agreement.

WHEREAS,

A.
The Company proposes to allot, issue and deliver to PIAC, and PIAC desires to subscribe to 4,500,000 (Four Million Five Hundred Thousand Only) Convertible Preference Shares pursuant to the Share Subscription Agreement (the “Subscription Agreement”), dated as of the date hereof, by and among the Company, PIAC and the Promoters;

B.
In connection with the consummation of the Subscription Agreement, the Company and the Existing Shareholders have agreed to the registration rights, information rights and other governance rights as set forth below; and

C.
PIAC and the Existing Shareholders wish to enter into this Shareholders Agreement to regulate their respective rights and obligations as Shareholders of the Company upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the representations, promises and mutual covenants and agreements set forth herein, the Parties agree as follows:

1.	Effective Date, Purpose And Scope

Effective Date

1.1 This Agreement shall come into force and effect from Closing.

Compliance with Agreement

1.2 Subject to Applicable Law, each Shareholder, being a party to this Agreement, shall at all times vote and act as a shareholder of the Company to fulfill and comply with the provisions of this Agreement, to satisfy its obligations hereunder and in all other respects to comply with, and shall use all reasonable efforts to cause the Company to comply with, this Agreement. Each Shareholder shall, at all times, cause its respective nominee(s) as Director(s) to act in accordance with this Agreement, to amend the Memorandum and Articles to conform to the purposes and intent of this Agreement, and to cause the Company to adopt such amended Memorandum and Articles through the passage of appropriate Board and shareholders’ resolutions and to take such other actions as may be required under Applicable Law in this regard. The Company shall be bound by the provisions of this Agreement to the fullest extent of its capacity and power under Applicable Law.

2.	Further Subscription

Further Subscription

2.1 Following Closing and at any time prior to the occurrence of a Liquidity Event, PIAC shall have the right to subscribe to any equity securities offered in the first equity financing following the Closing for an amount equal to USD 30,000,000 (USD Thirty Million Only) on the same terms and conditions applicable to other investors in such offering by giving written notice to the Company.

2.2 In the event that the first equity financing following the Closing is an IPO, PIAC’s right to subscribe to equity securities as set out in clause 2.1 above shall be subject to the consent of the Underwriter(s) of such IPO.

Promoters’ Subscription Option

2.3 The Company has granted the Promoters’ Subscription Option to the individual Promoters as set out in Schedule III, and PIAC agrees and consents to the grant of the Promoters’ Subscription Option on the terms set out in Schedule III and hereby waives any rights of first refusal or pre-emption that would otherwise have been available to PIAC in respect of any Shares of the Company that are subject to the Promoters’ Subscription Option.

3.	General Provisions

PIAC rights

3.1 The Existing Shareholders and the Company hereby agree and confirm that pending the conversion of the Convertible Preference Shares into Equity Shares, PIAC shall be entitled to all the rights and privileges as are outlined in this Agreement as if PIAC was a holder of an equal number of Equity Shares in the Company.

Issue of Shares by the Company

3.2 Subject to the provisions of Applicable Law and Section 7.1 below, the Board may, from time to time, issue and allot at such price and upon such terms as it may decide, any Shares of the Company. This shall however be subject to the provision that for as long as the Shares are not listed on any stock exchange following an IPO, and excluding (i) any Equity Shares issued pursuant to the Promoters’ Subscription Option; (ii) any Convertible Preference Shares issued to PIAC pursuant to the Subscription Agreement and (iii) any Shares in the Company issued in connection with the Company’s first financing after Closing (in respect of which PIAC shall have the rights set forth in Sections 2.1 and 2.2 above), the Company shall not sell or otherwise issue to any Person (including, without limitation, any Shareholder) any Shares unless (A) the Company complies with this Section 3.2 and (B) prior to such issue or sale, each Shareholder shall have received from the Company both notice in writing of the terms of the proposed issue and an opportunity to subscribe to such Shares on the same terms and in an amount up to the product of such Shareholder’s Percentage Interest and the total number of Shares proposed to be issued. If any Shareholder fails to subscribe to such Shares up to the full amount of such Shareholder’s entitlement by notice in writing to the Company within 30 Business Days from receipt of the notice from the Company of the proposed issue of such Shares, or, upon subscription, fails to pay the Company for the subscribed Shares within such 30 Business Day period, then such Shareholder shall be deemed to have renounced, in favour of the other Shareholders participating in the subscription, its right to subscribe to the Shares that it has not subscribed or paid for, and the Company promptly shall notify such other participating Shareholders in writing of the number of Shares with respect to which the right to subscribe has been deemed renounced pursuant to this Section 3.2 and the Shares still available for subscription (collectively, the “Remaining Shares”). Thereafter, each other participating Shareholder shall have a right to subscribe to the Remaining Shares in proportion to the Equity Shares arrived at on a Fully-Diluted Basis held by such other participating Shareholders divided by the total Equity Shares arrived at on a Fully-Diluted Basis held by all such other participating Shareholders until the earliest of (i) the expiration of 30 Business Days from receipt of notice from the Company of the Remaining Shares available for subscription pursuant to the second sentence of this Section 3.2, (ii) such time when all the Remaining Shares have been purchased by such other participating Shareholders and (iii) such time when there are no Shareholders willing to purchase any Remaining Shares. Notwithstanding any provision in this Agreement to the contrary, if any Shareholder is prevented by Applicable Law from purchasing any Shares, such Shareholder may designate one or more nominee(s) of such Shareholder to purchase such Shares to the extent not prohibited by Applicable Law, provided such purchaser agrees to become bound by the terms of this Agreement and simultaneously with the purchase of such Shares becomes a party to this Agreement. Any Shares that are not purchased by the Shareholders within 30 Business Days from receipt of the notice from the Company of the Remaining Shares available for subscription pursuant to the second sentence of this Section 3.2, may be sold by the Company to any proposed purchaser identified by the Board on such terms and conditions as the Board may deem fit provided that such terms and conditions are no more favourable to the proposed purchaser than those notified by the Company to the Shareholders and provided such purchaser agrees to become bound by the terms of this Agreement and simultaneously with the purchase of such Shares becomes a party to this Agreement.

Initial Public Offering; Registration Rights

3.3
(a) The Promoters and the Company shall use their best efforts to achieve a Liquidity Event within twenty four 24 months of Closing (if an IPO, it must be on such recognised stock exchange as is mutually agreed upon by the Parties in light of prevailing market conditions and the state of the Company’s business and financial condition). The terms, timing and final pricing as well as the selection of the investment banker or merchant banker shall be decided upon at a Board meeting of the Company. The Convertible Preference Shares shall mandatorily convert into Equity Shares at the time of the IPO at a rate of 8.25 Equity Shares for every Convertible Preference Share in issue (8.25: 1), Accordingly, upon conversion of all the Convertible Preference Shares, PIAC will own 37,142,857 Equity Shares. At Closing the Equity Shareholders will own all the outstanding Equity Shares aggregating to 20,000,000 (Twenty Million Only) shares with a combined value of USD 20,000 (USD Twenty Thousand Only). After Closing, PIAC will own 65% of the Shares of the Company and the Equity Shareholders will own 35% of the Shares of the Company on a Fully-Diluted Basis. The Company shall bear all costs and expenses relating to or in connection with the Liquidity Event (excluding underwriters’ fees if the Liquidity Event is an IPO). If the Liquidity Event is an IPO, the Company will list the Shares held by PIAC in conjunction with, or in any event as soon as possible following, such IPO.

(b) Subject to the provisions of Applicable Law, in conjunction with or at any time after an IPO has taken place, PIAC may request, in writing, that the Company effect a registration of all or any part of the Shares owned by PIAC, consistent with the jurisdiction of registration and stock exchange listing. Thereupon, the Company shall, as expeditiously as possible and at its expense, effect the registration of all Shares that the Company has been requested so to register. PIAC’s right to request registration pursuant to this Section 3.3 (b) shall be exercisable once only.

(c) Subject to the provisions of Applicable Law and the final sentence of this Section 3.3 (c), at any time after the Company becomes eligible to file a Registration Statement relating to secondary offerings, PIAC will have the right to require the Company to effect a Registration Statement of all or any portion of the Shares held by PIAC by notice. Thereupon, the Company shall, as expeditiously as possible and at its expense (except for any underwriters fees, which will be paid by the sellers in the offering), effect the registration on the applicable forms of all Shares that the Company has been requested to register by PIAC. PIAC’s right to request registration pursuant to this Section 3.3 (c) shall be exercisable once only, and may not be exercised in addition to a registration of PIAC’s Shares pursuant to Sections 3.3 (a) or 3.3 (b) above.

(d) If the Company itself or any of its Shareholders (except PIAC) at any time after the IPO has taken place requested, in writing, that the Company effect a registration of all or any part of the Shares held by them, the Company shall on each such occasion notify PIAC of such proposed registration. Upon the request of PIAC, received in writing within 30 Business Days, the Company shall, as expeditiously as possible, effect the registration of all Shares that the Company has been requested so to register (“Piggyback Registration”). The Piggyback Registration shall be consistent with the registration by the Company that triggered this right. If PIAC decides not to include all of its Shares in any Piggyback Registration made by the Company, it shall nevertheless continue to have the right to include any Shares in any subsequent Piggyback Registration as may be made by the Company.

4.	Management Of The Company

General

4.1
(a) The property, business and affairs of the Company shall be managed exclusively by and under the direction of the Board. All material financial, technical, operational and corporate decisions relating to the business of the Company shall be adopted by the affirmative vote of a simple majority of the members of the Board.

(b) Subject to Section 4.1(a) above, the Promoters shall have the responsibility to manage the day to day operations and affairs of the Company and the Group Company. The Company and the Group Company shall comply and the Promoters shall procure that the Company and the Group Company complies with all applicable statutory provisions and conducts its business and affairs in accordance with best industry practices and strict legal and ethical standards, including, without limitation, compliance with contractual terms of clients and other third parties, all relevant commercial, tax, labour and other laws and rules and regulations relating to commercial, professional and ethical standards.

(c) PIAC shall nominate and replace any person as the Head of Strategy of the Company having powers to formulate strategic plans for development of the Company’s business.

(d) From Closing and till the time an IPO has taken place, the Company shall conduct an operating review every six months. The Company shall deliver to PIAC the findings of such operating review within 15 Business Days from the date of the review.

Constitution of the Board of Directors

4.2	(a) The Company shall have a Board consisting of no more than 7 Directors, appointed as follows:

(i)	2 members nominated by PIAC, such nomination to require the prior approval of the Existing Shareholders (which shall not be unreasonably withheld or delayed);

(ii)	3 members nominated by the Existing Shareholders, such nomination to require the prior approval of PIAC (which shall not be unreasonably withheld or delayed); and

(iii)
2 Mauritius Board members, provided that such directors are independent and satisfy the following eligibility criteria: (i) such directors have community and professional standing and (ii) such directors are not affiliated or associated with any Shareholder.

(b) The Shareholders shall vote the Shares held by them to elect and appoint as Directors the individuals nominated by PIAC and the Existing Shareholders in accordance with this Agreement. Any person nominated as a Director by a Shareholder shall be appointed and may be removed from such office only by the relevant nominating Shareholder, by a memorandum signed in writing by such Shareholder, which shall take effect from the date stated in such memorandum or, if no such date shall be stated, from the date when such memorandum is lodged at the registered office of the Company. For the avoidance of doubt, a Director shall be removed from office without notice if he is guilty of any gross default or misconduct in connection with or affecting the Business, or is guilty of fraud, dishonesty or any criminal offence (save for minor road traffic offences).

Committees

4.3 Each committee/sub-committee of the Board of the Company and the Group Company shall be constituted in a manner whereby PIAC and the Existing Shareholders have a representation on such committee/sub-committee in proportion to their representation on the Board of the Company.

Alternate Directors

4.4 Any Director appointed to the Board shall be entitled to nominate an alternate to attend and vote at Board meetings in his absence. Such alternate shall be approved in writing by the Shareholder who appointed such nominating Director.

D&O Insurance; Costs

4.5
(a) To the extent it is available and permissible under Applicable Law, the Promoters shall cause the Company to, and the Company shall, maintain appropriate insurance coverage and provide for standard indemnification provisions in the Memorandum and Articles for the Directors, executive officers, and other officers and representatives of the Company in relation to the discharge of their respective duties.

(b) Subject to Applicable Law, the Company shall reimburse Directors for reasonable travel, hotel and other expenses incurred in connection with the Board or committee meetings or otherwise in working for the Company.

Meetings of Board; Quorum

4.6
(a) The Board shall hold no less than (i) one meeting every three months and (ii) four meetings in any given financial year. Such meetings shall be held at the Company’s registered office or such other place as the Board may from time to time determine. No less than 15 calendar days’ prior written notice of every meeting of the Board shall be given to every Director of the Board, whether such Director is based or located in Mauritius or abroad; provided, however, that, any given meeting of the Board may be held upon shorter notice if all the Directors waive such notice period. Such notice shall be accompanied by the agenda setting out the business proposed to be transacted at such meeting of the Board. Any Director may request the Chairman to call a meeting of the Board. Upon such request, the Chairman shall call a meeting of the Board.

(b) Minutes of each meeting of the Board shall be taken and kept by the company secretary in the books of the Company. Copies of the minutes of each such meeting shall be delivered to each member of the Board as soon as practicable. If a member is not present at any Board meeting, copies of all documents considered by the Board at such meeting shall be promptly delivered to him with a copy of the relevant minutes.

(c) To the extent permissible by Applicable Law, any Director may participate in a Board meeting by means of a telephone or video conference.

(d) Notwithstanding any other provisions of this Section 4, a resolution in writing signed by all Directors (which resolution may consist of several counterparts) shall be as valid and effective as if it had been adopted by a duly convened meeting of the Board.

(e) The presence in person of at least two (2) Directors on the Board shall be required to constitute a quorum at a meeting of the Board or committee thereof; provided, however, that no quorum shall exist unless one (1) Director nominated by PIAC, and one (1) other Director is present. In the absence of a quorum, the meeting of the Board or committee thereof shall be adjourned by the Directors present and shall be reconvened 14 days thereafter on the same day, time and place. The quorum for any adjourned meeting shall be any two (2) Directors present.

(f) Each Director on the Board shall have only one vote. The Chairman of the Board shall not have a second or casting vote.

Powers of the Directors

4.7
(a) Subject to the provisions of Section 4.7(b), the Board shall act by majority vote. For the avoidance of doubt, all decisions, actions and resolutions of the Board shall, subject to the provisions of Section 4.7(b), be adopted by the affirmative vote of a simple majority of the members of the Board.

(b) Notwithstanding any other provision of this Agreement to the contrary, no action or decision will be taken by the Board of the Company or the Group Company (including by way of passing resolutions by circulation) in respect of any of the matters listed in Schedule IV hereof without the affirmative vote of a Director nominated by PIAC.

(c) A Director may from time to time disclose to the Shareholder who appointed him and its representatives such information as he has regarding the Company or its business and operations as shall reasonably be requested by the Shareholder appointing him.

5	Shareholder Meetings

General Meeting of Shareholders

5.1 The Company shall hold no less than one general meeting of the shareholders in any given calendar year. Except as provided in this Section 5, all general meetings of the shareholders shall be governed by Applicable Law and the Memorandum and Articles. The Chairman of the Board shall preside at all general meetings of the Shareholders provided that the Chairman of a general meeting shall not have a casting vote. If the Chairman is absent or fails to serve as the presiding officer at any such general meeting of the shareholders, a Director as may be mutually agreed by the shareholders shall preside in the Chairman’s place. To the extent permissible by Applicable Law, a Shareholder may participate in a general meeting by means of a telephone or video conference.

Notice of Shareholders Meetings

5.2 Prior written notice of 21 calendar days shall be given to the Shareholders for all general meetings; provided however, that any given meeting of the Shareholders may be held upon shorter notice if all the Shareholders waive such notice period in accordance with the provisions of Applicable Law. Such notice shall be accompanied by the agenda setting out the business proposed to be transacted at such meeting of the Shareholders.

Quorum

5.3 The quorum for a general meeting of the Shareholders shall be the presence in person of at least two (2) Shareholders; provided however, that no quorum shall exist until at least one nominee or representative appointed or authorized by PIAC is present at the meeting. In the absence of a quorum, the general meeting shall be adjourned by the Shareholders present and shall be reconvened on such date, time and place as may be decided by the Board. The quorum for any adjourned meeting shall be any two (2) Shareholders present in person or through their duly authorised representative.

Voting Requirements

5.4
(a) Except as required under Applicable Law and subject to Section 5.4(c), the vote of a majority of the Shareholders of the Company present at a validly called meeting (including, without limitation, a reconvened meeting) at which a quorum is present shall be required for any action to be taken by the Company’s Shareholders on any matter. At each Shareholders meeting, each Shareholder shall have the voting rights available to such Shareholders on the basis of the Shares issued to them.

(b) Notwithstanding any other provisions of this Section 5, a resolution in writing signed by all Shareholders (which resolution may consist of several counterparts) shall be as valid and effective as if it had been passed at a duly convened Shareholders’ meeting.

(c) The Shareholders must approve any proposed Liquidity Event, such approval not to be unreasonably withheld. Notwithstanding any other provision of this Agreement to the contrary, no action or decision will be taken by the shareholders of the Company or the Group Company in respect of any of the matters listed in Schedule IV hereof without the affirmative vote of an authorized representative of PIAC.

6	Transfer Of Shares

Right of First Refusal

6.1
(a) Except as specified in the last sentence of this Section 6.1(a), with respect to a right of first refusal applying only to Shares held by RSK Holdings (BVI) Limited (“RSK”) and DVK Holdings (BVI) Limited (“DVK”), as amongst those two Existing Shareholders (or any Permitted Transferee of such two Existing Shareholders), in the event that any Shareholder desires to Transfer all or a portion of the Shares held by such Shareholder (the “Selling Shareholder”) pursuant to a bona fide offer by any Person (“Offeror”), the Selling Shareholder shall immediately deliver a written notice (“Offer Notice”) to all other Shareholders (the “Other Shareholder”) describing accurately and in reasonable detail the terms and conditions of the offer, including the timing as to execution, the number of Shares subject to the offer (the “Offer Shares”) and the price to be paid for such Shares pursuant to such offer, the name and address of the Offeror, any agreements or documents to be executed and delivered relating to such offer, any related terms and conditions and any additional information reasonably required by the Other Shareholder. Notwithstanding any provision of this Agreement, the Selling Shareholder shall not Transfer the Offer Shares to, or enter into any binding agreement in respect of the Offer Shares with, the Offeror unless and until the terms and requirements of Section 6.1(b) through (h) are satisfied. Notwithstanding the other terms of this Section 6.1(a) and in priority to those terms, the Parties agree and acknowledge that RSK and DVK have agreed amongst themselves that each of them shall have a right of first refusal upon the proposed transfers of Shares held by the other, and that such first refusal shall be upon the same terms, mutatis mutandis, as provided amongst all Shareholders under this Section 6.1 (save that RSK and DVK may elect to purchase some but not all of the Offer Shares), except that it shall only apply with respect to RSK and DVK, or to any transferee or shareholder of RSK or DVK which is a family member or entity controlled by a family member of the shareholder of RSK and DVK (such person a “Permitted Transferee”), and only after satisfaction of this right between RSK and DVK (or a Permitted Transferee) shall the terms of this Section 6.1(a) apply to each of them (and then only with respect to Shares not transferred pursuant to this sentence).

(b) Upon the Offer Notice being delivered to the Other Shareholder, the Other Shareholder shall have the right, exercisable at its sole discretion, to purchase all, but not less than all, of the Offer Shares on such terms and conditions that are no less favourable to the Other Shareholder than those specified in the Offer Notice in accordance with the terms of Section 6.1(c);

(c) If the Other Shareholder, in its sole discretion, elects to purchase or nominate a third party to purchase, as applicable, all, but not less than all, of the Offer Shares pursuant to Section 6.1(b) above, the Other Shareholder shall, within the time period set forth in the Offer Notice, provided that such period shall in no event be less than thirty (30) Business Days (the “Offer Period”), give to the Selling Shareholder a notice in writing exercising its right of first refusal (a “RFR Notice”). If a RFR Notice is provided by the Other Shareholder, the transaction of purchase and sale shall be completed by the Other Shareholder within the time frame specified in the offer by the Offeror, provided that such period shall in no event be less than ten (10) Business Days following the expiry of the Offer Period, and provided further that such obligation to complete is subject to receipt of requisite governmental approvals which approvals shall be promptly applied for in good faith.

(d) If the Other Shareholder, in its sole discretion, does not exercise its rights under Section 6.1(b), and does not, within the Offer Period, provide the RFR Notice, the Selling Shareholder may sell the Offer Shares to the Offeror after the expiry of the Offer Period, within a period of one (1) month and for a price and on other terms no more favourable to the Offeror than those contained in the Offer Notice. If the Offer Shares are not sold within such one month period on such terms, the rights of the Other Shareholder pursuant to this Section 6.1 shall again take effect with respect to any sale of Shares of the Company held by the Selling Shareholder.

(e) Notwithstanding any provision of this Agreement, the Other Shareholder shall be entitled to require reasonable evidence from the Selling Shareholder that the purchase and sale of the Offer Shares was completed at a price and on other terms no more favourable to the Offeror than those contained in the Offer Notice.

(f) All notices given under this Section shall also be given concurrently to the Company.

(g) The Selling Shareholder shall at all times in soliciting or accepting any offers from any third party, condition such proposed sale on the execution of a deed of adherence under which the party to whom any Shares would be sold would agree to be bound by the provisions of this Agreement. The Offeror shall, as a condition to the effectiveness of any Transfer of Shares contemplated in this Section 6.1, deliver to the Company (i) such Offeror’s deed of adherence agreeing to be bound by the provisions of this Agreement upon consummation of the Transfer and (ii) any other information reasonably requested by the Company. The Selling Shareholder and/or the Offeror shall reimburse the Company for all reasonable costs and expenses incurred by the Company in connection with any such Transfer.

(h) The Selling Shareholder shall procure that the Transferee shall enter into a deed of accession that will cause the Transferee to be bound by the terms of this Agreement as though it were a Party hereto. Such deed of accession shall be in a form reasonably acceptable to the Board.

Tag-Along and Drag-Along Rights of PIAC

6.2
(a) If any Existing Shareholder proposes to sell its Shares on a bona fide arm’s length sale to a third party purchaser in accordance with Section 6.1(d) above, it shall not complete such sale unless it ensures that the third party purchaser offers to buy from PIAC all the Shares held by PIAC on the same terms (including price per Share) as are applicable to the sale of the Existing Shareholder’s Shares (the “Tag Along Right”). The offer shall:

(i) be irrevocable and unconditional (except for any conditions which apply to the proposed transfer of the Existing Shareholder’s Shares);

(ii) fully describe all material terms and conditions (including terms relating to price, time of completion and conditions precedent) agreed between the Existing Shareholder and the third party purchaser;

(iii) be open for acceptance by PIAC during a period of not less than twenty-one (21) days after receipt of such offer.

If the offer is accepted by PIAC, the sale shall be conditional upon completion of the sale of the Existing Shareholder’s Shares to the third party purchaser and shall be completed at the same time and on the same terms (including price per Share) as are applicable to the sale of the Existing Shareholder’s Shares.

(b) If PIAC proposes to sell all its Shares on a bona fide arm’s length sale to a third party purchaser, it shall have the right to require the Existing Shareholders to transfer all the Shares held by them to the third party purchaser at the same time and on the same terms (including price per Share) as are applicable to the sale of PIAC’s Shares (the “Drag Along Right”). If such a right is exercised by PIAC, the sale shall be conditional upon completion of the sale of PIAC’s Shares to the third party purchaser and shall be completed at the same time and on the same terms (including price per Share) as are applicable to the sale of PIAC’s Shares.

(c) The Tag Along Right may be exercised at any time. The Drag-Along Right may be exercised by PIAC at any time after 24 months following Closing save that it shall cease to be exercisable upon PIAC reducing its holding of Shares in the Company (or its holding being diluted by the issuance of Shares in the Company to other persons) to no more than 22% of the Share Capital of the Company on a Fully Diluted Basis.

Permitted Transfers

6.3 The Parties agree that the restrictions set forth in this Section 6 with respect to the Transfer of any Shares shall apply to all Transfers except to any Transfer by any Shareholder to its Affiliate; provided however, that as a condition to any proposed Transfer to an Affiliate, such Affiliate must execute a deed of adherence and become a party to this Agreement and become legally bound by the terms of this Agreement, including, but not limited to, the terms of this Section 6.

7	Anti-Dilution; Liquidation Preference

Anti-Dilution

7.1 Except for any Shares issued to PIAC pursuant to this Section 7.1, if the Company, at any time and from time to time after Closing (but only prior to the occurrence of a Liquidity Event), issues additional Shares to any Person at a price per Share that is lower than the Anti-Dilution Price (such lower price per Share, the “Subsequent Issue Price”), PIAC shall have the right to cause the Company to issue, and the Promoters shall cause the Company to issue, and the Company shall be obligated to issue, such number of additional Shares to PIAC such that the average consideration paid by PIAC to acquire all the Shares issued to it by the Company till the time of such issuance (including the Shares acquired by PIAC pursuant to this Section 7.1) is equal to the Subsequent Issue Price.

Liquidation Preference

7.2 Subject to Applicable Law (in particular the provisions of the Act), in the event of a liquidation, dissolution or winding-up (voluntary or otherwise) (“Liquidation Event”) the holders of the Convertible Preference Shares will be entitled to receive in priority of, and in preference to, the holders of any other shares of the Company, an amount per Convertible Preference Share equal to the original subscription price for each such Convertible Preference Share (“Liquidation Preference”).

7.3 If, upon the occurrence of such a Liquidation Event, the assets of the Company are not sufficient to permit the payment of the Liquidation Preference in full to the holders of Convertible Preference Shares, then the entire assets of the Company available for distribution (after repayment of debt) shall be distributed rateably among the holders of the Convertible Preference Shares.

8	Information Rights

Inspection

8.1 The Company shall permit (i) PIAC, or any authorized representative thereof, to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss its business finances and accounts with officers of the Company, during normal business hours following reasonable notice, but no more than once per quarter; provided that the normal functioning of the Company shall not in any way be affected.

Financial Statements and Other Information

8.2	(a) The Company shall deliver to PIAC:

(i) within ninety (90) days from Closing, and thereafter, within ninety (90) days after the end of each fiscal year, beginning with the fiscal year ending [●], an audited balance sheet of the Company and the Group Company as at the end of such year and audited statements of income and of cash flows of the Company and the Group Company for such year, certified by certified public accountants, and prepared in accordance with generally accepted accounting principles consistently applied (except as noted) and setting forth in each case in comparative form the figures from the previous fiscal year, with an explanation of any unusual difference between them, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of international standing selected by the company’s Board of Directors and a report by management with a discussion of the business, including any changes in the financial condition and any significant business developments;

(ii) within forty five (45) days after the end of the first, second and third quarterly accounting periods in each fiscal year, beginning with the quarter ending [●], an unaudited balance sheet of the Company and the Group Company as at the end of such quarter and unaudited statements of income and of cash flows of the Company and the Group Company for such quarter and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied with the exception that no notes need be attached to such statements and year-end adjustment need not have been made, and setting forth in each case in comparative form the figures from the previous fiscal year, with an explanation of any material differences between them. Such financial statements shall be accompanied by a report by management with a discussion of the business, including any changes in the financial condition and any significant business developments;

(iii) with reasonable promptness, such other information and data pertaining to the Company and the Group Company and its affairs as PIAC may from time to time reasonably request; provided that the cost and expenses relating and incidental to preparation of such other information and data shall be borne by the Party requesting the same; and

(iv) such other notices, information and data with respect to the Company and the Group Company as they transmit to the holders of its capital stock at the same time it transmits such items to such holders.

Material Changes and Litigation

8.3 The Company will promptly notify PIAC of any material adverse change in the business, properties, assets or condition, financial or otherwise, of the Company or the Group Company, and of any event or litigation or governmental proceeding or investigation pending or, to the reasonable knowledge of the Company, threatened against the Company or the Group Company, or against any officer, director, key employee or principal stockholder of the Company or the Group Company materially affecting, or that, if adversely determined, would materially adversely affect, the Company’s or the Group Company’s present or then proposed business, properties, assets or condition (financial or otherwise), and management’s proposed response thereto, taken as a whole on a consolidated basis.

9	Representations And Warranties

Representations and Warranties of the Company and the Existing Shareholders

9.1
(a) The Company and each of the Existing Shareholders have full power, capacity and authority to execute, deliver and perform this Agreement and have taken all necessary actions (corporate, statutory or otherwise) to accept and undertake all the terms and conditions contained in this Agreement and to authorise the execution, delivery and performance of this Agreement.

(b) PIAC’s Shares shall have the same voting rights as the Shares held by the Shareholders.

(c) This Agreement has been duly and validly authorized, executed and delivered by the Company and each Existing Shareholder and constitutes its valid and binding obligation, enforceable against it in accordance with its terms;

(d) The Company, the Group Company, the Promoters and / or the Existing Shareholders are not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, judgment, decree or law that would be violated, contravened, breached by or under which default would occur or under which any payment or repayment would be accelerated as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement; and

(e) No consents or approvals of or filings or registrations with any Governmental Authority are necessary, and no consents or approvals of or filings or registrations with any third party are necessary, in each case in connection with the execution and delivery by, and the consummation of, the transactions contemplated hereby except such consents or approvals that have already been obtained and filings or registrations that have already been made.

(f) The Company, the Group Company, the Promoters and / or the Existing Shareholders have not entered into any agreement, which is currently subsisting, with respect to the Share Capital of the Company or the Group Company.

Representations and Warranties of PIAC

9.2	(a) PIAC has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(b) Subject to obtaining the authorisation of its shareholders required prior to subscribing to the Convertible Preference Shares and transferring the funds, PIAC has the corporate power and authority to enter into and perform its obligations under this Agreement;

(c) This Agreement has been duly and validly authorized, executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms; and

(d) PIAC is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, judgment, decree or law that would be violated, contravened, breached by or under which default would occur or under which any payment or repayment would be accelerated as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement.

Company’s Representations and Warranties

9.3 The Company represents and warrants to and for the benefit of PIAC, and covenants with PIAC, and the Promoters shall procure, that during the term of this Agreement, nothing in the Memorandum and Articles shall conflict with this Agreement, and that the Company shall amend the Memorandum and Articles to ensure that such Memorandum and Articles are consistent with this Agreement.

Other Covenants

9.4
The Parties covenant and agree that any Promoter, the Company or the Group Company shall not enter into a contract or transaction with an Affiliate of any Promoter or any member of the Board of such company without first fully disclosing the details of the contract or transaction to the Board of the Company and after obtaining its prior approval.

Survival of Representations

9.5 All of the representations, warranties and covenants made in this Agreement shall survive and continue to be in effect after the execution of this Agreement and shall be deemed to be continuing and in full force and effect, except that no Party shall be deemed to have made any representation or warranty in respect of any facts or circumstances not subsisting at the time of execution of this Agreement, nor be required to repeat any representation or warranty except to the extent specifically agreed in writing by such Party.

10	Indemnification; Confidentiality

Indemnification

10.1 Each Shareholder agrees to indemnify, defend and hold harmless each of the Company, the other Shareholder(s), and their respective lawful successors and assigns from and against any and all losses, liabilities, claims, damages, costs and expenses (including reasonable legal fees and disbursements in connection therewith and interest chargeable thereon) asserted against or incurred by the Company or such other Shareholder(s) that arise out of, result from, or may be payable by virtue of, any breach or non-performance of any representation, warranty, covenant or agreement made or obligation to be performed by the indemnifying Shareholder pursuant to this Agreement; provided however, that the indemnifying Shareholder shall not be liable (whether in contract, tort, misrepresentation, warranty, negligence, strict liability or otherwise) for any special, indirect, incidental or consequential damages arising out of or in connection with this Agreement, or any performance, non-performance or breach hereof.

Confidentiality

10.2 This Agreement, the Subscription Agreement and their contents are confidential. The Parties shall treat all information relating to the other Parties as confidential.

No Party may directly or indirectly make any announcement or disclosure relating to any confidential information unless:

(a) required by applicable law or the rules of any recognised investment exchange; or

(b) the information is properly disclosed to the professional advisers, auditors or bankers of the disclosing Party, provided that the recipient first agrees not to disclose the information; or

(c) the information is in the public domain, other than through a breach of this Section; or

(d) the Party to which the information relates has consented to the announcement or disclosure.

Public Announcements

10.3
(a) No formal public announcement or press release in connection with the signature or subject matter of this Agreement shall (subject to Section 10.3(b)) be made or issued by, or on behalf of, any Party without the prior written approval of the other Parties (such approval not to be unreasonably withheld or delayed).

(a) If a Party has an obligation to make or issue any announcement required by law or by any regulatory body to whose rules it is subject or by any Government Authority, the relevant Party shall give the other Parties every reasonable opportunity to comment on any announcement or release before it is made or issued (provided that this shall not have the effect of preventing the party making the announcement or release from complying with its legal and/or regulatory obligations).

11	Miscellaneous

Conflict with Memorandum and Articles

11.1 If there is any ambiguity, inconsistency or conflict between the provisions of the Memorandum and Articles (as amended in accordance with the terms hereof through the date when such ambiguity, conflict or inconsistency arises or is deemed to arise) and this Agreement, such ambiguity, inconsistency or conflict shall be resolved by giving precedence to the provisions of the Memorandum and Articles over this Agreement and the Parties promptly shall take all such actions and steps as are necessary to amend the Memorandum and Articles to eliminate such inconsistency or conflicting provision or term from the Memorandum and Articles and to replace it with a provision or term that is consistent with the provisions of this Agreement. In the meantime, while any such amendments to the Memorandum and Articles are pending, no Party hereto shall seek to enforce the provision of the Memorandum and Articles that is being amended so as to avoid inconsistency with the provisions hereof.

Termination

11.2	(a) This Agreement shall terminate upon:

(i)	The written agreement of the Parties;

(ii)	The dissolution, liquidation or winding up of the Company;

(iii)
Prior to the Closing, any breach by any of the Parties (the “Defaulting Party”) of any of their representations and warranties, undertakings, obligations and/or covenants in this Agreement or a default in compliance with the terms and conditions of this Agreement which is not cured within 45 days of notice thereof being given to the Defaulting Party by the non-defaulting Party (“Non-Defaulting Party”); or

(iv)	The occurrence of a Liquidity Event.

(b) Upon the occurrence of any of the events set out in Section 11.2(a)(iii) above, the Non-Defaulting Party shall be entitled to terminate this Agreement in relation to any other Party by notice in writing to the other Parties.

(c) The termination of this Agreement shall not discharge, affect or otherwise modify the rights and obligations of the Parties established or incurred prior to such termination. Notwithstanding anything to the contrary, the provisions in this Agreement relating to Indemnification, Confidentiality; Arbitration; Notices; Governing Law and other representations, warranties, covenants and obligations which by their nature are intended to survive shall survive the termination of this Agreement.

(d) Except as provided in Section 11.2(c) above, the rights and obligations of a Shareholder hereunder shall automatically terminate from the time such Shareholder no longer owns or holds any Shares in the Company, either directly or through its Affiliates.

No Partnership

11.3 The Parties hereto agree that nothing in this Agreement shall be deemed to create a partnership, agency or any other relationship between them, except as otherwise expressly stated herein.

Rights of Inspection and Audit

11.4 PIAC shall have reasonable access upon the provision of prior written notice of at least 15 Business Days, to examine, inspect and audit, at its own expense, the books, records and accounts of the Company during normal business hours.

Notices

11.5
Notices, demands or other communication required or permitted to be given or made under this Agreement shall be in writing and delivered by hand or sent by prepaid post with recorded delivery or by telefax to the intended recipient at its address set forth herein, or to such other address or telefax number as each Party may from time to time duly notify to the others:

if to the Company: Citius Power Limited, c/o Matco Limited, Suite 137 2nd Floor, Harbour Front Building, President John Kennedy Street, Port Louis, Mauritius. Fax +230 213 6861 Attn: Mr. Bruno Hardy;

with a copy to: Mr. L. Keith Hughes, Dewey & LeBoeuf, No.1 Minster Court, Mincing Lane, London EC3R 7YL, UK. Fax: +44 20 7444 7305 (Attn: Mr. L. Keith Hughes);

if to PIAC: 590 Madison Avenue, 6th Floor, New York, NY 10022, USA , Fax + 1 646 224 8019 Attn: Mr. Ramesh Akella;

if to the Existing Shareholders: Mr. Ravi Kailas and Mr. Deepak Kochhar, 618 Maker Chambers V, Nariman Point, Mumbai 400021, India. Fax: +91 22 2287 5584.

Any such notice, demand or communication shall, unless the contrary is proved, be deemed to have been duly served at the time of delivery in the case of service by delivery in person or by post, and at the time of dispatch in the case of service telefax. For the avoidance of doubt, electronic mail shall not be a valid means of making a communication required by this Section.

Governing Law

11.6 This Agreement shall be governed and interpreted by, and construed in accordance with English law.

Arbitration

11.7
(a) Any and all disputes or differences, arising out of or in connection with this Agreement or its performance shall, so far as it is possible, be settled amicably through consultation between the disputing Parties.

(b) If after 30 (thirty) days of consultation, the disputing Parties have failed to reach an amicable settlement, on any or all disputes or differences arising out of or in connection with this Agreement or its performance, such disputes or differences shall be submitted to final and binding arbitration at the request of any of the disputing Parties upon written notice to that effect to the other(s).

(c) Such arbitration shall be in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce and shall be held in London. All proceedings of such arbitration shall be in the English language.

(d) The arbitration panel shall consist of three arbitrators, one each appointed by the disputing Parties and the two arbitrators so appointed shall agree on a chairman.

(e) The applicable procedural rules shall be the Rules of Conciliation and Arbitration of the International Chamber of Commerce.

(f) Arbitration awards rendered shall be final and binding and shall not be subject to any form of appeal. The losing Party shall pay all reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees) incurred by the prevailing Party(ies), as determined by the arbitrators, in connection with any dispute unless the arbitrators direct otherwise.

(g) Any controversy concerning whether a dispute is an arbitrable dispute, whether arbitration has been waived or as to the interpretation or enforceability of this Section 11.7 shall be determined by the arbitration panel.

Expenses

11.8 Each Party shall bear its own expenses incurred in connection with this Agreement, including all professional and advisory fees.

Survival

11.9 The representations, warranties, covenants and agreements made in this Agreement shall survive and shall not be limited or otherwise affected by or as a result of any investigation made by any Party hereto and the closing of the transactions contemplated hereby.

Assignment; Benefit; Amendment and Waivers

11.10
(a) Subject to the provisions of the Subscription Agreement, the rights and obligations hereunder shall not be assignable without the prior written consent of the other Parties except that PIAC may assign its rights, obligations and duties hereunder to any of its Affiliates that is financially capable of fulfilling PIAC’s obligations under this Agreement and the Subscription Agreement, and which enters into a deed of accession to be bound by the terms of this Agreement as though it were a Party hereto, such deed to be in a form reasonably acceptable to the Board, without consent of the other Parties; provided that the assignee is bound by the Shareholders Agreement. Each of the Parties understands, acknowledges and hereby affirms that such assignment may be by novation that will release PIAC from all of its obligations and duties hereunder.

(b) This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement.

(c) No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by each Party or, in the case of waiver, by the Party against whom the waiver is to be effective.

Entire Agreement

11.11 This Agreement supersedes all prior discussions and agreements (whether oral or written, including all correspondence), if any, between the Parties with respect to the subject matter of this Agreement, and this Agreement (together with any amendments or modifications thereof) contains the sole and entire agreement between the Parties hereto with respect to the subject matter hereof, subject to the Subscription Agreement.

Severability

11.12 Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

Counterparts

11.13 This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument.

Specific Performance

11.14 This Agreement shall be specifically enforceable at the instance of any Party. The Parties agree that any Party not in default will suffer immediate, material, immeasurable, continuing and irreparable damage and harm in the event of any material breach of this Agreement and the remedies at law in respect of such breach will be inadequate (each Party hereby waives the claim or defense that an adequate remedy at law is available) and that such Party shall be entitled to seek specific performance against the Party in default for performance of its obligations under this Agreement in addition to any and all other legal or equitable remedies available to it.

Further Actions

11.15 Each of the Parties shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the Parties as expressed herein.

Third Party Rights

11.16 No Person other than a Party may enforce this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

Headings; Schedules

11.17 All Article and Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or inference shall be derived therefrom. The Schedules attached hereto and referred to herein are a part of this Agreement as if fully set forth herein. All references to Sections and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

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IN WITNESS WHEREOF, the Parties have entered into this Agreement the day and year first above written.

Citius Power Limited

By:	/s/ Ravi Kailas
Name:	Ravi Kailas
Title:	CEO

Phoenix India Acquisition Corp.

By:	/s/ Ramesh S. Akella
Name:	Ramesh S. Akella
Title:	President

RSK Holdings (BVI) Limited

By:	/s/ Ravi Kailas
Name:	Ravi Kailas
Title:

DVK Holdings (BVI) Limited

By:	/s/ Deepak Kochnar
Name:	Deepak Kochnar
Title:	Sole Director

Rohit Phansalkar
/s/ Rohit Phansalkar

SCHEDULE I

EXISTING SHAREHOLDERS

Name	Holding of Equity Shares on Effective Date (%)
RSK Holdings (BVI) Limited	47.5
DVK Holdings (BVI) Limited	47.5
Rohit Phansalkar	5
TOTAL	100%

SCHEDULE II

DEFINITIONS

“Anti-Dilution Price” shall mean the average consideration paid by PIAC to acquire all the Shares issued to it by the Company;

“Consolidated Interest Expense” shall mean, for any period, the total interest expense (net of interest income) of the Company;

“Consolidated Net Income” shall mean, for any period, the net income (loss) (including cash and non-cash charges) of the Company; provided, however, that there shall not be included in such Consolidated Net Income: (i) any gain (or loss) realized upon the sale or other disposition of any assets of the Company (including pursuant to any sale-and-leaseback arrangement), except sales or dispositions of inventory or fixed assets in the ordinary course of business; (ii) interest income; and (iii) extraordinary gains or losses;

“Drag Along Right” has the meaning given to such term in Section 6.2(b);

“EBITDA” shall mean, with respect to the Company for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) the following amounts for such period, in each case, to the extent deducted in calculating Consolidated Net Income for such period: (w) the provision for income taxes; (x) Consolidated Interest Expense; (y) depreciation; and (z) amortization; it being understood that such amount shall be calculated on a consolidated basis;

“Further Subscription” means the subscription by PIAC to the Convertible Preference Shares in accordance with Section 2 above;

“Percentage Interest” means, with respect to any Shareholder and as of any date, a number equal to a fraction, the numerator of which is the number of Equity Shares arrived at on a Fully-Diluted Basis owned by such Shareholder as of such date and the denominator of which is the total number of Equity Shares arrived at on a Fully-Diluted Basis then issued and outstanding;

“Registration Statement” means a registration statement or prospectus filed by the Company with the relevant Governmental Authority for a public offering and sale of securities of the Company (other than a registration statement in any form for a limited purpose, any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation or a registration statement solely for the purpose of registering shares issued in a non-underwritten offering in connection with a merger, combination or acquisition);

“Subscription Agreement” has the meaning assigned to such term in the recitals to this Agreement;

“Tag Along Right” has the meaning given to such term in Section 6.2(a).

SCHEDULE III

PROMOTERS’ SUBSCRIPTION OPTION

1. The Company has granted the Promoters, in proportion to their shareholding in the Company at Closing, options (collectively, the “Promoters’ Subscription Options”) pursuant to which the Promoters may subscribe to such number of Equity Shares (the “Earn Out Shares”), on the terms and conditions set forth below. The Promoters’ Subscription Option may be exercised by each Promoter on the two exercise dates specified below, if the conditions to such exercise have been satisfied. The ownership percentage reflected in this Schedule III will be diluted, proportionate to the ownership percentage of PIAC and the Existing Shareholders prior to exercise of the Promoters’ Subscription Options in the event of the additional subscription for Shares by a third party (and issuance of those additional Shares to such third party) after Closing and prior to exercise of the Promoters’ Subscription Option.

The first Promoters’ Subscription Option may be exercised by the Promoters within 15 months after the conditions set forth in paragraph 5 below have been satisfied. The second Promoters’ Subscription Option may be exercised by the Promoters within 12 months after the conditions set forth in paragraph 6 below have been satisfied.

2. In the event the Promoters desire to exercise the Promoters’ Subscription Option in accordance with paragraph 1 above, the Promoters shall issue a notice to the Company for the issuance of the Earn Out Shares (the “Exercise Notice”).

3. The Company shall within 5 Business Days of receipt of an Exercise Notice and payment of the par value and / or the exercise price in full for the Earn Out Shares that are subject of such Exercise notice, allot, issue and deliver the Earn Out Shares to the Promoters free from Liens and with full legal and beneficial ownership and with all rights attaching to the Shares.

4. The Company shall on the date of allotting the Earn Out Shares deliver to the Promoters a certificate duly stamped and registered in its name representing the number of Shares that the Promoters are subscribing.

5. If, at the end of the fifteenth (15th) month after Closing, the Company owns, directly or indirectly, assets with generation capacity of more than 55 MW, and the Company and/or any subsidiary of the Company has entered into Memorandums of Understanding to acquire, or has under contract for acquisition, as noted by the Board, assets which would once acquired provide, in aggregate, an additional 200 MW of generation capacity (with a permissible variance of 20%), the Promoters shall be entitled to purchase a) 100,000 Shares per MW increase in owned generating capacity in excess of 55 MW, a maximum of 4,000,000 Shares at no cost and b) 125,000 shares per MW increase in owned generating capacity in excess of 55 MW a maximum of 5,000,000 Shares at a purchase price of $1.40 per share.

6. If at the end of the twenty-seventh (27th) month after Closing, the Company owns, directly or indirectly, assets with generation capacity of more than 105 MW, and the Company and/or any subsidiary of the Company has entered into Memorandums of Understanding to acquire, or has under contract for acquisition, as noted by the Board, assets which would once acquired provide, in aggregate, an additional 300 MW of generation capacity (with a permissible variance of 20%), then the Promoters shall be entitled to purchase a) 250,000 Shares per MW increase in owned generating capacity in excess of 105 MW, a maximum of 7,50,000 Shares at no cost and b) 250,000 Shares per MW increase in owned generating capacity in excess of 105 MW, a maximum of 7,500,000 Shares at a purchase price of $1.50 per Share.

7. The following table shows the shareholding position on a Fully Diluted Basis subsequent to all the Earn Out Shares being earned and issued following full exercise by the Promoters of the Promoters’ Subscription Options and further assuming that all Convertible Preference Shares are converted:

At Closing
	Number of Shares	Price per Share	Percent Ownership
PIAC Shares (as if converted)	37,142,857	$1.22	65%
Promoters Shares	20,000,000		35%
Exercise of Maximum First Promoters’ Subscription Option
Promoters First Subscription Option	4,000,000
Promoters First Subscription Option	5,000,000	$1.40
Exercise of Maximum Second Promoters’ Subscription Option
Promoters Second Subscription Option	7,500,000
Promoters Second Subscription Option	7,500,000	$1.50
Final Share Position after Exercise of Maximum of all Promoters’ Subscription Options
PIAC Shares (as if converted)	37,142,857		45.76%
Promoter Shares	44,000,000		54.23%

SCHEDULE IV

MATTERS WHICH REQUIRE THE AFFIRMATIVE VOTE OF PIAC UNDER SECTION 4.7(b) and SECTION 5.4(c)

i.	altering the Memorandum and/or the Articles;

ii.	creating any Lien over the whole or any part of the share capital of the Company;

iii.	payment of dividends on the shares;

iv.	buying back its paid up share capital;

v.
changing the number of Convertible Preference Shares, changing any rights, preferences or privileges attaching to such Convertible Preference Shares or taking any action which materially affects only the Convertible Preference Shares;

vi.	any redemption, repurchase, or other acquisition for value of any of the Existing Shareholders’ Shares;

vii.	materially changing the nature or scope of the business or purpose of the company;

viii.	merging, de-merging, selling, transferring, leasing, assigning or otherwise disposing of the whole or a significant part of its undertaking, property or assets;

ix.
entering into any material agreement with a third party outside the ordinary course of business or entering into any agreement or arrangement purporting to commit PIAC to do the same or provide any security or guarantee in relation thereto; and

x.	entering into or varying any transaction with (i) a shareholder or (ii) any Affiliate of a shareholder, other than in the ordinary course of business.